Exhibit 23


            Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report included in the UAL Corporation Form 10-K for the year ended December 31, 1996, into the company's previously filed Post-Effective Amendment No. 1 to Form S-8 (File No. 2-67368) and Post-Effective Amendment No. 2 to Form S-8 (File No. 33-37613) for the Employees' Stock Purchase Plan of UAL Corporation; Post-Effective Amendment No. 1 to Form S-8 (File No. 33-38613) for the United Air Lines, Inc. Management and Salaried Employees' 401(k) Retirement Savings Plan; Post-Effective Amendment No. 1 to Form S-8 (File No. 33-44552), Form S-8 (File No. 33-57331), and Form S-8 (File No. 333-03041) for the United Air Lines, Inc. Ground Employees' 401(k) Retirement Savings Plan; Post-Effective Amendment No. 1 to Form S-8 (File No. 33-44553) and Form S-8 (File No. 33-62749) for the United Air Lines, Inc. Flight Attendant Employees' 401(k) Retirement Savings Plan; Post-Effective Amendment No. 1 to Form S-8 (File No. 33-59950) and Form S-8 (File No. 333-03039) for the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan; Post-Effective Amendment No. 2 to Form S-8 (File No. 33-41968), Form S-8 (File No. 33-10206), Form S-8 (File No. 33-61007), and Form S-8 (File
No. 333-03043) for the UAL Corporation 1981 Incentive Stock Plan; Form S-8 (File No. 33-58385) for Stock in Lieu of Cash Bonuses for Certain Executive Officers; Form S-8 and Post-Effective Amendment No. 1 to Form S-8 (File No. 33-60675) for Directors Fees Taken in Stock Under UAL Corporation 1995 Directors Plan; Form S-3 (File No. 33-57192), as amended; Form S-4 (File No. 33-57579), as amended; Form S-8 (File No. 333-01437) for Stock in Lieu of Cash Bonuses for Certain Officers; and Form S-4 (File Nos. 333-14245 and 333-14245-01), as amended.


                                   /s/ Arthur Andersen LLP

                                   Arthur Andersen LLP


Chicago, Illinois
March 5, 1997